Exhibit 99.1

         Contango Announces Exploration Discovery at Its Dutch Prospect

     HOUSTON--(BUSINESS WIRE)--Oct. 12, 2006--Contango Oil & Gas Company (AMEX:MCF) today announced an exploration discovery at its Dutch prospect ("Eugene Island 10"), located offshore Louisiana and operated by Contango Operators, Inc. ("COI"), a wholly-owned subsidiary of the Company.

     A production liner has been set, electric logs run, and the Company is continuing to drill further. Contango's independent third party engineer estimates this well to have proved reserves net to Contango of 25 billion cubic feet equivalent ("Bcfe"). Completion and testing operations have not yet begun, but first production is estimated to commence by the end of the year. Estimated costs net to Contango to bring this well to full production status are $2.7 million.

     COI has an 18.3% working interest and Republic Exploration LLC ("REX"), a subsidiary in which the Company owns a 43% interest, has a 65% working interest in Dutch. The net revenue interests to COI and REX are estimated to be approximately 13% and 47%, respectively. The net revenue interest before payout to Contango, as a whole, is approximately 33%.

     Kenneth R. Peak, Contango's Chairman and Chief Executive Officer, said, "This discovery is a superb complement to our LNG and Fayetteville Shale business. We will need more capital but our bank borrowing base will be significantly enhanced by this discovery. Since we started operating via COI in June 2005, we are now three for five in our offshore exploration efforts".

     Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company operates certain offshore prospects through our wholly-owned subsidiary, Contango Operators, Inc. ("COI"). The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

     This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


     CONTACT: Contango Oil & Gas Company, Houston
              Kenneth R. Peak, 713-960-1901
              www.contango.com